EXHIBIT 8.2

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]





                                 August 11, 2006





Cathay General Bancorp
777 North Broadway
Los Angeles, California 90012


Ladies and Gentlemen:


          Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "REGISTRATION STATEMENT") of Cathay General Bancorp, a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended, ("CATHAY"), relating to the proposed merger of New Asia Bancorp, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended, with and into Cathay, with Cathay surviving the merger.

           We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER--Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

           We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                 Very truly yours,

                                 /s/ Wachtell, Lipton, Rosen & Katz